Exhibit 10.3

STOCK PURCHASE AGREEMENT

Dated as of May 24, 2010

by and among

Exactech, Inc., the Buyer

and

Brighton Partners, Inc.’s Shareholders

The Sellers party hereto

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF SHARES		1

	1.1	Purchase and Sale of Shares	1
	1.2	Purchase Price	1
	1.3	Closing	1

2.	REPRESENTATIONS OF THE SELLERS		2

	2.1	Organization; Predecessors	2
	2.2	Capitalization of the Company; Title to Shares	2
	2.3	Power and Authorization	3
	2.4	Financial Statements	4
	2.5	Debt; Guarantees	4
	2.6	Assets	4
	2.7	Accounts Receivable	4
	2.8	Real Property	4
	2.9	Equipment	4
	2.10	Intellectual Property	4
	2.11	Certain Other Regulatory Compliance	4
	2.12	Inventories	4
	2.13	Employee Medical Plan	4
	2.14	Contracts	4
	2.15	Customer	5
	2.16	Customer Warranties	5
	2.17	Employees	5
	2.18	Insurance	5
	2.19	Powers of Attorney	5
	2.20	Taxes	5
	2.21	No Brokers	5

3.	REPRESENTATIONS OF THE BUYER		5

	3.1	Organization	5
	3.2	Power and Authorization	5
	3.3	Authorization of Governmental Authorities	6
	3.4	Noncontravention	6
	3.5	No Brokers	6
	3.6	Knowledge	6

4.	COVENANTS		6

	4.1	Confidentiality	6
	4.2	Publicity; Trading; Non-Public Information	6
	4.3	Further Assurances	7
	4.4	Covenants With Respect To Taxes	7

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5.	MISCELLANEOUS		8

	5.1	Notices	8
	5.2	Succession and Assignment; No Third-Party Beneficiary	9
	5.3	Counterparts; Execution	9
	5.4	Survival	9
	5.5	Severability	9
	5.6	Governing Law	9
	5.7	Jurisdiction	9
	5.8	Expenses	9

EXHIBITS

Exhibit A	Transition Services Agreement

SCHEDULES

1.2	Purchase Price Allocation
2.9	Equipment
2.17	Employees

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of May 24, 2010 (this “Agreement”), is by and among Exactech, Inc., a Florida corporation (the “Buyer”) and Albert H Burstein, Andrew J. Burstein, Jeffrey R. Burstein, Myra Burstein, Stephen Li, Gary J. Miller, I. Gerald Olarsch, Joan R. Olarsch, Marc J. Olarsch, Suzanne C. Olarsch, Betty B. Petty, David W. Petty, Julie A. Petty, Mark A. Petty, William Petty, Joel C. Phillips and Timothy J. Seese (collectively the “Sellers”), and Albert H Burstein and William Petty as the Sellers’ representatives (the “Sellers’ Representatives”).

RECITALS

WHEREAS, the Sellers together are the record and beneficial owners of all of the issued and outstanding shares of capital stock (the “Shares”) of Brighton Partners, Inc., a Florida corporation (the “Company”); and

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Shares upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations and covenants herein contained, the Buyer and the Sellers hereby agree as follows:

1.	PURCHASE AND SALE OF SHARES.

1.1 Purchase and Sale of Shares. At the Closing, subject to the terms and conditions of this Agreement, the Sellers will sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Sellers, the Shares free and clear of any and all Encumbrances.

1.2 Purchase Price. As consideration for the Shares, the Buyer shall pay the Sellers an aggregate amount equal to Five Million Five Hundred Thousand United States Dollars ($5,500,000) as set forth on Schedule 1.2 (the “Purchase Price”).

1.3 Closing.

Closing Date. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on May 24, 2010 at 1189 Tallevast Road, Sarasota, FL 34243 at 10:00 a.m. local time, or at such other place, date and time as may be mutually agreed upon by the parties hereto (the date on which Closing occurs, the “Closing Date”).

1.3.1 Deliveries at Closing.

(a) Deliveries by Sellers. Sellers will deliver, or cause to be delivered, to Buyer:

(i) certificates evidencing the Shares, duly endorsed by each Seller (as to such Seller’s Shares) for transfer to Buyer, together with duly executed stock powers in respect of the Shares;

(ii) an affidavit from each Seller certifying the Seller is not a “foreign person” as defined in Section 1445 of the Code and is not a disregarded entity, dated as of the Closing Date and in form and substance required under Treasury regulation section 1.1445-2(b)(2);

(iii) after confirmation of receipt of purchase funds, a receipt for the Purchase Price;

(iv) documentation of intellectual property including (a) “Tool Design Methods and Tool Design; Production Part Recipe; Major Suppliers” and (b) “Quality Manual”, “Control Plan”, and “Master Lists.”

(v) the transition services agreement substantially in the form of Exhibit B (the “Transition Services Agreement”) executed by AH Burstein owner of AH Burstein, Ph. D., Consulting Engineer, Inc., a Florida corporation.

(vi) document transferring signatory privileges on Seller’s bank account from Seller to Buyer;

(vii) resignations of those officers and directors of the Company (solely with respect to such offices and directorships and not with respect to employment) as requested by Buyer to be effective at closing.

(b) Deliveries by Buyer. Buyer will deliver, or cause to be delivered, to Sellers:

(i) the Purchase Price;

(ii) the Transition Services Agreement, executed by Buyer.

2.	REPRESENTATIONS OF THE SELLERS.

The Sellers hereby jointly and severally represent to the Buyer as follows as of the date hereof (except when an earlier date is specified):

2.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Sellers’ Representatives have delivered to the Buyer true, accurate and complete copies of (x) the organizational documents of the Company and (y) the minute books of the Company which contain records of all meetings held of, and other actions taken by, its stockholders, Board of Directors and any committees appointed by its Board of Directors.

2.2 Capitalization of the Company; Title to Shares.

2.2.1 Outstanding Capital Stock. The authorized capital stock of the Company is as set forth on Schedule 2.2. The Company’s common stock is its only class of capital stock. All of the outstanding shares of the capital stock of the Company have been duly authorized, validly issued, and are fully paid and non-assessable. None of the outstanding shares of common stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right. Except for the Shares, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company are issued, reserved for issuance or outstanding. There are no bonds, debentures, notes, other debt or any other securities of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of the Company may vote.

2.2.2 No Other Securities, Encumbrances, etc. There are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or contractual obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right or contractual obligation. There are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) of the Company. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other contractual obligations or obligations of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of the Company or the business or the Assets or calculated in accordance therewith, or which otherwise relate to the registration of any securities of the Company. There are no voting trusts, proxies or other contractual obligations of any character to which the Company or any Seller is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company. There are no existing contractual obligations between any Seller on the one hand, and any other person, on the other hand, regarding the Shares.

2.2.3 Ownership. All of the Shares are held of record and beneficially owned by the Sellers free and clear of all Encumbrances, other than restrictions on the transfer of securities arising under federal and state securities laws, as set forth on Schedule 1.2. The Sellers have full right, power and authority to transfer and deliver to the Buyer valid title to the Shares, free and clear of all Encumbrances other than restrictions on transfer of securities arising under federal and state securities laws. Immediately following the Closing, Buyer will be the record and beneficial owner of the Shares and will have good and marketable title to the Shares, free and clear of all encumbrances, other than restrictions on transfer of securities arising under federal and state securities laws. The assignments, endorsements, stock powers and other instruments of transfer delivered by Sellers to Buyer at Closing will be sufficient to transfer Sellers’ entire interest, legal and beneficial, in the Shares to the Buyer. The Sellers’ Representatives have delivered to Buyer true, accurate and complete copies of the stock ledger (or similar register) of the Company which reflects all issuances, transfers, repurchases and cancellations of shares of its capital stock.

2.3 Power and Authorization. Each Seller has all requisite power and authority to execute, deliver and perform this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any Seller in connection with the consummation of the contemplated transactions and to consummate the contemplated transactions. This Agreement has been duly executed and delivered by the Sellers and is a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as limited by the enforceability exceptions.

2.4 Financial Statements. Federal Tax Returns of the Company as of December 31, 2009, 2008, 2007 and 2006 have been delivered to the Buyer. Additionally, the Company has participated in a financial analysis of its business by the Buyer.

2.5 Debt; Guarantees. The Company has no liabilities in respect of debt. The Company has no Liability in respect of a Guarantee of any liability of any other person.

2.6 Assets. The Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other contractual obligation, a sole and exclusive, enforceable (except as limited by the enforceability exceptions) leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible (collectively, the “Assets”). None of the Assets is subject to any encumbrance. The cash balance of the Company at closing will be approximately $50,000.

2.7 Accounts Receivable. The Buyer, being the only customer of the Seller, will be the only party from which the Seller will have accounts receivable. All remaining accounts receivable owed to the Seller by the Buyer will be paid to the Seller by the Buyer ten (10) days prior to closing.

2.8 Real Property. The Company owns no real property. The Sellers’ Representatives have delivered to the Buyer true, correct and complete copies of the real property leases.

2.9 Equipment. A true, complete and correct list of the Equipment is set forth on Schedule 2.9.

2.10 Intellectual Property.

2.10.1 The Company is the sole owner of all rights, title and interest in and to all of the Company intellectual property, free and clear of any encumbrances. None of the Sellers have any ownership, license or other interest in any of the Company intellectual property. The Company intellectual property constitutes all intellectual property that is used in the business and all intellectual property necessary for the conduct of the business as currently conducted.

2.10.2 No funding, facilities or personnel of any government agency or body were used, directly or indirectly, to develop or create, in whole or in part, any Company intellectual property.

2.11 Certain Other Regulatory Compliance. The Company is in substantial compliance with applicable laws governing reporting and recordkeeping for the products, including complaint records, service records, adverse event reporting, reporting of corrections and removals and reporting of product modifications.

2.12 Inventories. The inventory of the Company reflected in the records and books of account of the Company are of a quality and a quantity usable or saleable, as the case may be, in the ordinary course of business. The Company has not received notice of any claim, loss, or damage related to the customer assets.

2.13 Employee Medical Plan. The Company has provided to Exactech a true and complete list of the Employee Medical Plan.

2.14 Contracts. The Company is currently bound by, or is a party to, the property leases for 1189 and 1187 Tallevast Road as previously disclosed to the Buyer; a verbal purchase agreement with our resin supplier for the purchase of the next 10,000 pounds of UHMWPE resin, to be purchased by December 31, 2011; the on-going Workmen’s Compensation claim issues of one of the Company’s employees as disclosed to the Buyer; and a Liability Insurance Policy Finance Agreement as disclosed to the Buyer. The Company is not bound by or a party to any other contractual obligations.

2.15 Customer. The Company has one customer, the Buyer, and has received multiple purchase orders for the current fiscal year.

2.16 Customer Warranties. There have been no pending, nor to the Sellers’ knowledge, threatened, claims under or pursuant to any warranty, whether expressed or implied, on the products or services sold prior to the Closing Date by the Company.

2.17 Employees. All present employees of the Company are listed on Schedule 2.17.

2.18 Insurance. Copies of The Company’s Insurance policies have been provided to the Buyer.

2.19 Powers of Attorney. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof).

2.20 Taxes.

2.20.1 The Company has been a validly electing S corporation (within the meaning of sections 1361 and 1362 of the Code) at all times since the date of its incorporation in the State of Florida on April 11, 1994, which is the date on which the Company first had shareholders, and the Company did not have any assets or start doing business prior to such date. The Company will be an S corporation up to and including the day before the Closing Date.

2.20.2 The Company has timely filed all tax returns that it was required to file. Copies of the 2006, 2007, 2008 and 2009 Federal Income Tax and a copy of the 2009 local property tax have been delivered to the Buyer. All material elections with respect to taxes affecting the Company are disclosed on or attached to a tax return of the Company.

2.20.3 The Company has instructed its payroll processor to withhold and pay all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee.

2.20.4 The Company is not currently the beneficiary of any extension of time within which to file any tax return.

2.21 No Brokers. The Company has no liability of any kind to, and is not subject to any claim of, any broker, finder or agent in connection with the contemplated transactions.

3.	REPRESENTATIONS OF THE BUYER.

In order to induce the Sellers to enter into and perform this Agreement and to consummate the contemplated transactions, the Buyer hereby represents and warrants to the Sellers as follows:

3.1 Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to own its properties and to carry on its business as it is now being conducted.

3.2 Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the contemplated transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer, and no other corporate or other action on the part of the Buyer or any other person is necessary to authorize the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the contemplated transactions. This Agreement (a) has been duly executed and delivered by the Buyer and (b) is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by the enforceability exceptions.

3.3 Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any governmental authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement or (b) the consummation of the contemplated transactions by the Buyer.

3.4 Noncontravention. Neither the execution, delivery and performance by the Buyer of this Agreement nor the consummation of the contemplated transactions will:

(a) violate any provision of any legal requirement applicable to the Buyer;

(b) result in a breach or violation of, or default under, or give rise to a right for any third-party to terminate or any prepayment penalty under any contractual obligation of the Buyer;

(c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any person under any contractual obligation; or

(d) result in a breach or violation of, or default under, the Buyer’s organizational documents.

3.5 No Brokers. The Buyer has no liability of any kind to any broker, finder or agent with respect to the contemplated transactions for which the Sellers could be liable.

3.6 Knowledge. The Buyer has not relied on any representations or warranties of any Seller or any agent of any Seller, whether implied or otherwise, other than those expressly made by Sellers in this Agreement, in making its determination to enter into and consummate this Agreement.

4.	COVENANTS.

4.1 Confidentiality. Each Seller hereby agrees with the Buyer that such Seller and its Representatives will not, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use the confidential, proprietary or intellectual information involving or relating to the business or the Company, provided however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public.

4.2 Publicity; Trading; Non-Public Information. No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the contemplated transactions without the prior written consent of the Buyer and the Sellers’ Representatives; provided, however, that the provisions of this Section 4.2 will not prohibit (a) any disclosure required by any applicable legal requirements, including any disclosure necessary or desirable to provide proper disclosure under the securities laws or under any rules or regulations of any securities exchange on which the securities of such party may be listed or traded or (b) any disclosure made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the contemplated transactions. The Sellers acknowledge that the Buyer is a publicly traded company, and Sellers are aware of the restrictions imposed by applicable law on trading by persons possessing material non-public information; and the Sellers will not trade, in the Buyer’s securities until appropriate public announcements are made. To the extent not in the public domain, each Seller shall hold in the strictest of confidence all information regarding or relating to the Buyer that such Seller has obtained in connection with the contemplated transactions or otherwise.

4.3 Further Assurances. In addition to and irrespective of the Transition Services Agreement, from and after the Closing Date, upon the request of the Sellers’ Representatives or the Buyer, each party will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the contemplated transactions. No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Company from maintaining the same relationship with the Company after the Closing as it maintained prior to the Closing.

4.4 Covenants With Respect To Taxes

4.4.1 The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to the filing of tax returns and any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers and the Buyer agree (a) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, shall allow the other party to take possession of such books and records. The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including with respect to the transactions contemplated hereby).

4.4.2 The Buyer shall be responsible for preparing and filing all tax returns of the Company and for paying all tax liabilities after the Closing Date. The Sellers shall be responsible for filing all tax returns of the Company for taxable periods ending on or before the Closing Date.

4.4.3 All transfer, documentary, sales, use, stamp, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary tax returns and other documentation with respect to all the transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, the Buyer will, and will cause its affiliates to, join in the execution of any of those tax returns and other documentation.

5.	MISCELLANEOUS

5.1 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the business day after being deposited with such courier service);

in each case, to the address listed below:

If to the Sellers, to the Sellers’ Representatives:	Albert H Burstein
636 Mourning Dove Drive
Sarasota, FL 34236
	Telephone:	(941) 914 5441

and

William Petty
6717 NW 48 Lane
Gainesville, FL 32653
	Telephone:	(352)375 1507

with copies (which shall not constitute notice) to:	Jeffrey Burstein
439 Bird Key Drive
Sarasota, FL 34236
	Telephone:	(941) 993 7248

If to the Buyer, to:	Exactech, Inc.
2320 N.W. 66th Court
Gainesville, Florida, 32653
	Telephone:	(800)392 2832
	Attention:	Donna Edwards

with a copy (which shall not constitute notice) to:	Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, FL 33131
	Telephone:	(305) 579-0676
	Attention:	Jaret L. Davis, Esq.

Each of the parties to this Agreement may specify a different address by giving notice in accordance with this Section 5.1 to each of the other parties hereto.

5.2 Succession and Assignment; No Third-Party Beneficiary. This Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

5.3 Counterparts; Execution. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

5.4 Survival. The covenants and agreements and the representations set forth in this Agreement shall survive and remain in effect after the Closing.

5.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

5.6 Governing Law. This Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

5.7 Jurisdiction. Each party, by its execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Florida.

5.8 Expenses. Each party shall bear its own expenses incurred in connection with this Agreement and the contemplated transactions.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement as of the date first above written.

BUYER:

EXACTECH, INC.

By:	/s/ Bruce Thompson
Name:	Bruce Thompson
Title:	Senior V.P/ General Manager

SELLERS:

SELLERS’ REPRESENTATIVES:

	By:	/s/ Albert H. Burstein
Albert H Burstein, Ph.D.

And

	By:	/s/ William Petty
William Petty, M.D.